EXHIBIT 10(h)

CREDIT AGREEMENT

DATED AS OF OCTOBER 24, 2002

AMONG

USFREIGHTWAYS CORPORATION,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

HARRIS TRUST AND SAVINGS BANK,
as Administrative Agent

SUNTRUST BANK,
as Syndication Agent

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SIGNATURE PAGE	S-1

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EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Additional Guarantor Supplement
EXHIBIT	—	Assignment and Acceptance
SCHEDULE 1.1	—	Commitments
SCHEDULE 5.2	—	Subsidiaries
SCHEDULE 5.11	—	Litigation
SCHEDULE 5.17	—	Environmental Matters
SCHEDULE 7.7	—	Liens

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CREDIT AGREEMENT

This Credit Agreement is entered into as of October 24, 2002, by and among USFreightways Corporation, a Delaware corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Harris Trust and Savings Bank, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 4.1 hereof.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.          THE CREDIT FACILITIES.

Section 1.1.     Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

Section 1.2.    Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the Borrower’s account or for the account of the Borrower in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

(b)       Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 180 days after the Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”); provided  that with respect to any Letter of Credit with an expiration date that is later than the Termination Date, the Borrower shall deliver to the Administrative Agent no later than 10 days prior to the Termination Date cash collateral in an amount equal to the full amount then available for drawing under all such Letters of Credit. Any such cash collateral required by this Section 1.2 shall be held by the Administrative Agent pursuant to the terms of Section 8.4 hereof. Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.2 hereof, (ii) except as otherwise provided in Section 1.9 hereof, before the occurrence of a Default or an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2.0% plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Termination Date, (ii) the Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 6 hereof and the other terms of this Section 1.2.

(c)       The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below.

(d)       The Participating Interests. Each Lender by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default, by any reduction or termination of any Commitment of any Lender or by the delivery of cash collateral to the Administrative Agent pursuant to Section 8.4 hereof, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)       Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)       Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

Section 1.3.    Swing Loans. (a)  Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b)       Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the Base Rate as from time to time in effect (computed on the basis of a year of 360 days, as the case may be, for the actual number of days elapsed) or (ii) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.

(c)       Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which a Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrower at which the Administrative Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Administrative Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum equal to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in Chicago, Illinois. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

(d)       Refunding Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to the Borrower, regardless of the existence eof any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e)       Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 1.3(d) above (because an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 1.4.    Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1%.

(b)       Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR          =                                        LIBOR

1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c)       Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding upon the Lenders, the Borrower and the Guarantors except in the case of manifest error.

Section 1.5.    Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans (other than Swing Loans that are Base Rate Loans) shall be in an amount not less than $1,000,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $5,000,000 or such greater amount which is an integral multiple of $1,000,000. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding under a Credit at any one time.

Section 1.6.    Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)       Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)       Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.6(a) that the Borrower intends to convert such Borrowing, subject to Section 6.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.9(a). If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 6.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

(d)       Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 6 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower on the date of the requested advance at the Administrative Agent’s principal office in Chicago, Illinois.

(e)       Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.7.    Interest Periods. As provided in Section 1.6(a) and 1.3 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of a Eurodollar Loan, 1, 2, 3 or 6 months thereafter, and (c) in the case of a Swing Loan, on the date 1 to 7 days thereafter as mutually agreed to by the Borrower and the Administrative Agent; provided, however, that:

(a)       any Interest Period for a Borrowing of Revolving Loans or Swing Loans consisting of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b)      no Interest Period with respect to any portion of the Revolving Loans consisting of Eurodollar Loans or Swing Loans bearing interest at the Administrative Agent’s Quoted Rate may be selected if the last day thereof shall extend beyond the Termination Date;

(c)       whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d)      for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.8.    Maturity of Loans. Each Revolving Loan and Swing Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Termination Date.

Section 1.9.    Prepayments. (a) Optional. The Borrower shall have the privilege of prepaying without premium or penalty (except as set forth in Section 1.12 below) and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 and 1.3 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.

(b)       Mandatory. The Borrower shall, on each date the Commitments are reduced pursuant to Section 1.13 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced.

(c)       The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower. Any amount of Revolving Loans and Swing Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.10.    Default Rate. Notwithstanding anything to the contrary contained in Section 1.4 hereof, while any Event of Default exists and notice has been delivered to the Borrower, or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(a)       for any Base Rate Loan or any Swing Loan bearing interest based at the Base Rate, the sum of 2.0% plus the Base Rate from time to time in effect; and

(b)      for any Eurodollar Loan or any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.11.    Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)       The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender and the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)       The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be conclusive absent manifest error of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)       Any Lender may request that the Revolving Loans made to the Borrower by a Lender be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit D-1 hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.” The Administrative Agent may request that the Swing Loans made to the Borrower by the Administrative Agent shall be evidenced by a single promissory note of the Borrower issued to the Administrative Agent in the form of Exhibit D-2 hereto. Such promissory note is hereinafter referred to as the “Swing Note.” At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 1.12.    Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)       any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)      any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 1.6(a) or 1.3 hereof,

(c)       any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise) except to the extent that such Eurodollar Loan was converted to a Base Rate Loan or continued for an additional Interest Period pursuant to the terms hereof, or

(d)      any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be deemed prime facie correct.

Section 1.13.    Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon 5 Business Days prior written notice to the Administrative Agent, to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments. Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated.

Section 1.14.    Substitution of Lenders. Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 9.3 or 12.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 9.1 hereof or (c) in the event any Lender is in default in any material respect with respect to its obligations under the Loan Documents (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal, interest, and fees accrued and owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 12.12 hereof.

SECTION 2.          FEES.

Section 2 .    Commitment Fee    . The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment fee shall be payable quarter-annually in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

Section 2.2.    Letter of Credit Fees. On the date of issuance or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account an issuance fee equal to 0.10% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, and other incidental fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

Section 2.3.    Utilization Fee. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender, a utilization fee of 0.125% (computed on the basis of a year of 360 days and the actual number of days elapsed) times the actual daily aggregate outstanding principal amount of Loans and L/C Obligations on each day that such aggregate amount exceeds 75% of the Commitments. The utilization fee shall be due and payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the later of the Termination Date and the date on which the Obligation have been paid in full. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times.

Section 2.4.    Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a letter dated September 18, 2002 or as otherwise agreed to in writing between them.

SECTION 3.           PLACE AND APPLICATION OF PAYMENTS.

Section 3.1.    Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in each case without set-off or counterclaim and shall be deemed paid by the Borrower upon receipt by the Administrative Agent of such amount in immediately available funds at the place of payment. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after the occurrence and during the continuation of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)       first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 12.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)      second, to the payment of principal and interest on the Swing Note until paid in full;

(c)       third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)      fourth, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 8.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), the aggregate amount paid to, or held as collateral security for, the Lenders to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e)       fifth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f)       sixth, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 4.          DEFINITIONS; INTERPRETATION.

Section 4 .1    Definitions. The following terms when used herein shall have the following meanings:

“Adjusted Cash Flow” of any person shall mean, for any period the net income before deduction for Interest Charges and for income taxes and other taxes of such person determined by reference to income or profits of such person for such period plus, to the extent deducted in computation of such net income, the sum of (a) the amount of depreciation and amortization expense, (b) the amount of all rental expense under operating leases, (c) for any period which includes the fiscal quarter ending March 30, 2002 an amount not to exceed $70,022,000 representing the goodwill impairment recognized during such fiscal quarter, (d) for any period which includes the fiscal quarter ending June 30, 2002 an amount not to exceed $7,804,000 representing the long-lived asset impairment recognized during such fiscal quarter, (e) the amount of non-cash charges recognized by the Borrower during such period not to exceed $20,000,000 relating to the sale or liquidation of USF Worldwide Inc. and (f) the amount of non-cash charges recognized by the Borrower during such period not to exceed $17,600,000 relating to the expensing of stock options granted by the Borrower prior to the date hereof.

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Administrative Agent” means Harris Trust and Savings Bank and any successor pursuant to Section 10.7 hereof.

“Administrative Agent’s Quoted Rate” is defined in Section 1.3(c) hereof.

“Affiliate,” when used with respect to any person, shall mean (a) if such person is a corporation, any officer or director thereof and any person which is, directly and indirectly, the beneficial owner of more than 10% of any class of any equity security (as defined in the Securities and Exchange Act of 1934) thereof, and if such beneficial owner is a partnership, any partner thereof, or, if such beneficial owner is a corporation, any person controlling, controlled by or under common control with such beneficial owner, or any officer or director of any such beneficial owner or of any corporation occupying any such control relationship, (b) if such person is a partnership, any partner thereof and (c) any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Debt Rating” shall mean the applicable ratings issued by Moody’s and S&P from time to time with respect to the senior long-term unsecured debt of the Borrower. For purposes of this Agreement, (a) if only one of such rating agencies rates such debt, such rating shall be the Applicable Debt Rating, and (b) if the ratings fall within different levels in the Applicable Margin grid, the higher rating shall be applicable unless the ratings differential between the S&P rating and Moody’s rating is greater than one grade, in which case, the Applicable Margin shall be determined as if the Applicable Debt Rating were one (1) rating’s grade below the higher of the then effective S&P rating and Moody’s rating.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees payable under Section 2.1 hereof and letter of credit fees payable under Section 2.2 hereof, the applicable percentage set forth in the applicable table below as adjusted (upward or downward), if necessary, on the date of any change in any Applicable Debt Rating and shall remain in effect until the next change to be effected pursuant to this definition:

APPLICABLE DEBT RATING	EURODOLLAR LOAN/LETTER OF CREDIT FEE	COMMITMENT FEE

A3 or A-	0.625%	0.125%
Baa1 or BBB+	0.750%	0.150%
Baa2 or BBB	0.875%	0.175%
Baa3 or BBB-	1.000%	0.200%
Ba1 or BB+ or lower or no rating	1.250%	0.250%

“Application” is defined in Section 1.2(b) hereof.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 1.6(a) hereof. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 1.3 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Lease” means any lease of Property which in accordance with GAAP is or should be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Control” means any of the following events or circumstances: (a) any Person or two or more Persons acting in concert (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall after the Closing Date either (i) acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower or (ii) obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors or (b) Continuing Directors shall cease to constitute a majority of the Board of Directors of the Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 8.4 hereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Consolidated” or “consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP.

“Contingent Liabilities” of any Person shall mean, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

“Continuing Director” means any member of the Borrower’s Board of Directors who either (i) is a member of such board as of the Effective Date or (ii) is thereafter elected to such board, either (A) by the shareholders after being duly nominated by the Board of Directors, or (B) by the Board of Directors to fill a vacancy on the Board of Directors created by (1) an increase in the size of the Board of Directors, or (2) a resignation of a Continuing Director; provided that an individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit or the Swing Line.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” shall mean any law, statute or ordinance enacted by the United States of America or any foreign government; or by any state, province, municipality or any other political subdivision thereof or therein, concerning Hazardous Materials or the protection of, or regulating the discharge of substances into, the environment, and any rules, regulations or standards promulgated thereunder by any agency, regulatory authority or commission of any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 8.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“Funded Debt” of any Person shall mean all outstanding Indebtedness of such person.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantors” shall mean each Significant Subsidiary of the Borrower and each person becoming a Significant Subsidiary of the Borrower, or otherwise executing an Additional Guarantor Supplement, from time to time, and “Guarantor” shall mean any one of the Guarantors.

“Hazardous Materials” shall mean any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other applicable federal, state, local or foreign government law, statute, ordinance, rule, regulation or standard.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Indebtedness” of any Person shall mean, without duplication, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease or under any operating lease (valued at Net Present Value), (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) all obligations of such person for the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as “take or pay contracts”), (f) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), (g) all obligations in respect of letters of credit, whether drawn or undrawn, (h) the aggregate amount of uncollected Transferred Receivables and the aggregate amount of collections on Transferred Receivables theretofore received by such person but not yet remitted to the purchaser, and (i) all obligations of others similar in character to those described in clauses (a) through (h) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all obligations of such person in respect of surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

“Interest Charges” of any Person shall mean, for any period, the sum, without duplication, of (a) interest paid, payable or accrued during such period by such person on Indebtedness of such person, plus (b) all debt discount and expense amortized or required to be amortized during such period by such person, plus (c) the maximum amount of all rents and other payments (exclusive of property taxes, property and liability insurance premiums and maintenance costs) paid, payable or accrued during such period by such person under any Capital Lease attributable to interest or finance charges thereunder, plus (d) all amounts paid, payable or accrued during such period by such person in respect of any interest rate or currency swap, rate cap or other similar transaction.

“Interest Period” is defined in Section 1.7 hereof.

“L/C Issuer” means Harris Trust and Savings Bank.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $125,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes each financial institution which has executed this Agreement and each assignee Lender pursuant to Section 12.12 hereof.

“Lending Office” is defined in Section 9.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any material provision of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Present Value” shall mean the present value, using a discount rate equal to 10%, of the Borrower’s future minimum rental payments on leases that have initial or remaining non-cancelable lease terms in excess of one year. In the event that the Borrower’s lease commitments change materially as a result of acquisitions or a significant change in business operations, then the Net Present Value will be recalculated on an interim quarterly basis.

“Net Worth” of any Person, shall mean, as of any date, the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person.

“Notes” means and includes the Revolving Notes and the Swing Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Participating Interest” is defined in Section 1.2(d) hereof.

“Participating Lender” is defined in Section 1.2(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Permitted Receivables Financing” is defined in Section 7.9(b) hereof.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by the Borrower or any Guarantor for employees of the Borrower or any Guarantor or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Guarantor is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Commitments constitute more than 51% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Commitments of the Lenders.

“Restricted Payment” shall mean, with respect to any Person, such Person (a) making loans or advances to, (b) purchasing debt or equity securities issued by, (c) making contributions to the capital accounts of, or (d) assuming any obligation, contingent or otherwise, as obligor, guarantor, or in any other capacity, with respect to Indebtedness of, another Person (which other Person shall be deemed the Person to whom the “Restricted Payment” is made).

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.11 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Significant Subsidiary” shall mean any Subsidiary of the Borrower other than USF Worldwide Inc. which has Total Assets which equal or exceed 3% of the Consolidated Total Assets of the Borrower and its Subsidiaries.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower (other than USF Worldwide Inc. and USF Worldwide Logistics (UK) Ltd.) or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.3 hereof.

“Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.3 hereof.

“Swing Note” is defined in Section 1.11 hereof.

“Termination Date” means October 24, 2005 or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.13, 8.2 or 8.3 hereof.

“Transferred Receivables” is defined in Section 7.9(b) hereof.

“Total Assets” of any Person shall mean, as of any date, all assets which, in accordance with generally accepted accounting principles, are or should be classified as assets on a balance sheet of such Person.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Commitments” means, at any time, the difference between the Commitments then in effect (after giving effect to any reductions pursuant to Section 1.13 hereof) and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 4.2.    Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 4.3.    Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 4.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 5.          REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 5.1.    Organization and Qualification.  The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 5.2.    Subsidiaries.  Each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 5.2 hereto identifies each Subsidiary, identifies if such Subsidiary is a Significant Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Guarantor are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 5.3.    Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Guarantor have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor.

Section 5.4.    Use of Proceeds; Margin Stock.  The Borrower shall use the proceeds of the Revolving Credit to repay existing indebtedness and for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.5.    Financial Reports.  The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2001, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Arthur Andersen LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2002, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 6 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis subject, in the case of the interim statements, to year-end audit adjustments and the absence of footnotes contained in the year-end financial statements. Neither the Borrower nor any Guarantor has contingent liabilities which are material to it as determined in accordance with GAAP other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 7.5 hereof.

Section 5.6.    No Material Adverse Change.  Since the date of the most recent audited financial statements delivered to the Lenders, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower and its Subsidiaries, taken as a whole, which has not been disclosed to the Lenders except those occurring in the ordinary course of business, none of which, in the aggregate have been materially adverse.

Section 5.7.    Full Disclosure.  The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading in light of the circumstances under which they were made, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared in good faith.

Section 5.8.    Trademarks, Franchises, and Licenses.  The Borrower and Guarantors own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 5.9.    Governmental Authority and Licensing.  The Borrower and Guarantors have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 5.10.    Good Title.  The Borrower and Guarantors have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.7 hereof.

Section 5.11.    Litigation and Other Controversies.  Except as set forth on Schedule 5.11 hereto or as updated from time to time pursuant to Section 7.5 hereof, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Guarantors which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12.    Taxes.  All Federal and State tax returns required to be filed by the Borrower or any Guarantor in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Guarantor or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or the Guarantors for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Guarantor have been made for all open years, and for its current fiscal period.

Section 5.13.    Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14.    Affiliate Transactions.  Neither the Borrower nor any Guarantor is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Guarantor than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.15.    Investment Company; Public Utility Holding Company.  Neither the Borrower nor any Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.16.    ERISA.  The Borrower and each Guarantor has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA that would required payments exceeding $5,000,000 other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Guarantor has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan that would reasonably be expected to result in a liability in excess of $5,000,000, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 5.17.    Compliance with Laws.  Except as described in Schedule 5.17 hereto or as disclosed pursuant to Section 7.5(h) hereof, (a) the Borrower and each Guarantor of the Borrower is in compliance in all material respects with all applicable Environmental Laws and with all applicable laws, statutes and ordinances enacted by the United States of America or any foreign government, or by any state, province, municipality or other political subdivision thereof or therein, relating to transportation or occupational safety or health (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), and any rules, regulations and standards promulgated pursuant thereto by any agency, regulatory authority or commission of any of the foregoing, and (b) neither the Borrower nor any Guarantor has received notice of any demand, claim, suit, suit in equity, action, administrative proceeding, investigation or inquiry, whether brought by any governmental authority, private person or other under, arising under, relating to or in connection with any Environmental Laws (collectively, “potential environmental liabilities”) and, to the best knowledge of the Borrower after due inquiry, none is threatened against the Borrower or any Guarantor and no basis exists therefor, except for potential environmental liabilities which, taken together with liabilities, costs or expenses expected to be incurred by the Borrower and Guarantor arising under, relating to or in connection with any Environmental Laws (collectively, “existing environmental liabilities”), are not expected in good faith to result in liabilities, costs, or expenses to the Borrower or any Guarantor in excess of (i) $2,000,000 with respect to any single matter or (ii) $5,000,000 for all such matters in the aggregate.

Section 5.18.    Other Agreements.  Neither the Borrower nor any Guarantor is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.19.    Solvency.  The Borrower and Guarantors are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.20.    No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 6.          CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 6.1.    All Credit Events.  At the time of each Credit Event hereunder:

(a)       in the case of (i) a Borrowing of Loans that would increase the aggregate principal amount of Loans outstanding or (ii) the increase in or issuance of a Letter of Credit, each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;

(b)      in the case of (i) a Borrowing of Loans that would increase the aggregate principal amount of Loans outstanding or (ii) the increase in or issuance of a Letter of Credit, the Borrower and each Guarantor shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)       in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.2 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.2 hereof; and

(d)      such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

Section 6.2.    Initial Credit Event.  Before or concurrently with the initial Credit Event:

(a)       the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower, the Guarantors and the Lenders;

(b)       the Administrative Agent shall have received to the extent requested by any Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c)       the Administrative Agent shall have received for each Lender copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(d)       the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(e)       the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 15 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and, if different, of the state in which its principal place of business is located;

(f)       the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(g)       the Administrative Agent shall have received for itself and for the Lenders the initial fees as agreed to between the Borrower and the Administrative Agent;

(h)       the Administrative Agent shall have received evidence of the termination of the Credit Agreement dated as of November 26, 1997 among USFreightways Corporation, the banks party thereto and Bank One, N.A., as Agent and payment in full of all amounts owing thereunder;

(i)        the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent; and

(j)        the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 7.          COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 12.13 hereof:

Section 7.1.    Maintenance of Business.  The Borrower shall, and shall cause each Guarantor to, preserve and maintain its existence, except as otherwise provided in Section 7.9 hereof. The Borrower shall, and shall cause each Guarantor to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business.

Section 7.2.    Maintenance of Properties.  The Borrower shall, and shall cause each Guarantor to, maintain, preserve, and keep its Property (to the extent not the responsibility of the landlord under any lease) in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make or demand that the landlord make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of the Borrower, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 7.3.    Taxes and Assessments.  The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 7.4.    Insurance.  The Borrower shall insure and keep insured, and shall cause each Guarantor to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Guarantor to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 7.5.    Financial Reports.  The Borrower shall, and shall cause each Guarantor to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Guarantor as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a)       as soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower and within 60 days after the close of the last fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments);

(b)      as soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an audit report of Deloitte & Touche LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, without qualifications unacceptable to any Lender, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)       within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default of any covenant contained in Section 7 insofar as they relate to financial and accounting matters, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d)      promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e)       promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f)       notice of any Change in Control;

(g)      a revised and updated Schedule 5.11 promptly and in any event within 10 days after knowledge shall have come to the attention of any of the President, chief executive officer, chief financial officer, chief operating officer, treasurer, or any assistant treasurer of the Borrower, of any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder;

(h)      a revised and updated Schedule 5.17 promptly and in any event within ten calendar days after knowledge shall have come to the attention of any of the President, chief executive officer, chief financial officer, chief operating officer, treasurer, or any assistant treasurer of the Borrower of all potential environmental liabilities and existing environmental liabilities (as such terms are defined in Section 5.17), which, taken together, are expected in good faith to result in liabilities, costs or expenses to the Borrower or any of its Subsidiaries in excess of (A) $2,000,000 with respect to any single matter or (B) $5,000,000 for all such matters in the aggregate and, upon request of any Lender (with such request made through the Administrative Agent) or of the Administrative Agent, copies of all investigations studies sampling and testing undertaken in connection therewith; and

(i)       with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 7.19 and 7.20 hereof.

Section 7.6.    Inspection.  The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower. The Lenders and the Administrative Agent agree to reasonably respect the confidential nature of the Borrower’s affairs, finances and accounts disclosed pursuant to an investigation as described above. In view of the Borrower’s expressed intention to hold periodic meetings with the Lenders on at least an annual basis to provide further information with respect to the Borrower and its Subsidiaries not otherwise provided pursuant to regular reporting requirements of this Agreement and to provide an opportunity for the Lenders to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with responsible officers thereof, it is currently anticipated that the foregoing visitation rights will be infrequently utilized by the Lenders, except to the extent necessary to meet applicable regulatory guidelines.

Section 7.7.    Liens.  The Borrower shall not, nor shall it permit any Guarantor to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)       Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

(b)      Liens (other than any Lien imposed by ERISA or the Code) created and maintained in the ordinary course of business which do not secure obligations exceeding $5,000,000 in the aggregate and which would not have a Material Adverse Effect and which constitute (A) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Borrower or any Guarantor is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment and (E) pledges or deposits to secure public or statutory obligations of the Borrower or any Guarantor or surety, customs or appeal bonds to which the Borrower or any Guarantor is a party;

(c)       Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, right, of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, or other restrictions as to the use of such real property, provided that all of the foregoing in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Borrower or any Guarantor;

(d)      Each Lien described in Schedule 7.7 hereto which may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted;

(e)       Any Lien created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset acquired by the Borrower or any Guarantor (including the refinancing of such acquisition cost) may be created or suffered to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price paid by the Borrower or such Guarantor for such fixed asset, provided that such Lien does not encumber any other asset at any time owned by the Borrower or such Subsidiary, and that not more than one such Lien shall encumber such fixed asset at any one time;

(f)       The interest or title of a lessor under any lease, otherwise permitted under this Agreement and incurred in the ordinary course of business, with respect to the property subject to such lease to the extent performance of the obligations of the Borrower or Guarantor thereunder are not delinquent, and, without limiting the generality of the foregoing, including such interest or title under any qualified motor vehicle operating agreement as defined in the Code and leases of personalty for operating purposes;

(g)       Any Lien existing on any property of any corporation at the time it becomes a Guarantor of the Borrower, or existing prior to the time of acquisition upon any property acquired by the Borrower or any Guarantor through purchase, merger or consolidation or otherwise to the extent permitted by Section 7.8, whether or not assumed by the Borrower or such Guarantor, provided that (A) any such Lien shall not encumber any other property of the Borrower or such Subsidiary, (B) the obligations secured by Liens permitted by this Section 7.7(g) do not secure an aggregate amount for the Borrower and Guarantors in excess of 10% of the Consolidated Total Assets of the Borrower and Guarantors at any time, and (C) such Lien is incurred in the ordinary course of business and not in anticipation of such corporation becoming a Subsidiary of the Borrower or of such property being so acquired;

(h)      Liens on Accounts Receivable that are the subject of a Permitted Receivables Financing (as the related property that would ordinarily be subjected to a Lien in connection therewith, such as proceeds and records); and

(i)       Liens (other than those specified in subsections (a) through (h) above) securing an aggregate amount for the Borrower and Guarantors of not more than $5,000,000.

Section 7.8.    Merger; Purchase of Assets; Acquisitions; Etc.  The Borrower shall not, nor shall it permit any Guarantor to purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible, or intangible, of any Person, or all or a substantial portion of the capital stock of or other ownership interest in any other Person, nor merge or consolidate or amalgamate with any other Person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other Person, provided, however, that this Section 7.8 shall not prohibit any merger, acquisition or purchase of stock or other ownership interest to the extent otherwise permitted under this Agreement if (i) in the case of any merger, consolidation or amalgamation, the Borrower shall be the surviving or continuing corporation thereof, (ii) immediately after such merger, acquisition or purchase, no Default or Event of Default shall exist or shall have occurred and be continuing, and (iii) in the event such transaction would result in the Borrower or any Guarantor assuming new or further liability under a multiemployer plan exceeding $10,000,000, the prior written consent of the Required Lenders to such transaction has been obtained, which consent shall not be unreasonably withheld.

Section 7.9.    Disposition of Assets; Etc  (a) The Borrower shall not, nor shall it permit any Guarantor to sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, provided, however, that this Section 7.9 shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if made by the Borrower or any of its Wholly-owned Subsidiaries to the Borrower or one of its Wholly-owned Subsidiaries or if (i) the Board of Directors of the selling entity by resolution has determined that the consideration to be received by the selling entity in respect thereof represents the fair market value of the assets sold or the interests granted thereby, (ii) the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of (other than a Permitted Receivables Financing) after the date of this Agreement shall be less than five percent (5%) of such aggregate book value of the Total Assets of the Borrower and its Subsidiaries on a consolidated basis on the date of this Agreement, and (iii) immediately after each such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing.

(b)       The Borrower will not and will not permit any Guarantor to, sell, pledge or otherwise transfer any Accounts Receivable as a method of financing unless, after giving effect thereto the sum of (i) the aggregate uncollected balances of Accounts Receivable so transferred (“Transferred Receivables”) plus (ii) the aggregate amount of collections on Transferred Receivables theretofore received by the seller but not yet remitted to the purchaser, in each case at the date of determination, would not exceed $150,000,000 (a “Permitted Receivables Financing”)

Section 7.10.    Restricted Payments.  The Borrower shall not and shall not permit any Guarantor to make or otherwise authorize any Restricted Payment to any Affiliate of the Borrower (other than a Subsidiary or USF Worldwide Inc.) or any Person who engages in purchasing, selling, or leasing commercial aircraft, provided, however, that this clause shall not prohibit the transactions by the Borrower otherwise permitted pursuant to Section 7.8.

Section 7.11.    ERISA.  The Borrower shall, and shall cause each Guarantor to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Guarantor to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan if such termination or withdrawal would reasonably be expected to result in a liability in excess of $5,000,000, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Guarantor of any liability, fine or penalty, or any increase in the contingent liability of the Borrower or any Guarantor with respect to any post-retirement Welfare Plan benefit if such liability, fine or penalty would reasonably be expected to be in excess of $5,000,000.

Section 7.12.    Compliance with Laws.  The Borrower shall, and shall cause each Guarantor to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property except for such Liens as are permitted by Section 7.7 hereof.

Section 7.13.    Burdensome Contracts With Affiliates.  The Borrower shall not, nor shall it permit any Guarantor to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Guarantors) on terms and conditions which are less favorable to the Borrower or such Guarantor than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 7.14.    No Changes in Fiscal Year.  The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 7.15.    Additional Guarantors.  Promptly cause each person becoming a Significant Subsidiary of the Borrower from time to time to execute and deliver to the Administrative Agent (with sufficient executed copies for each Lender), within 30 days after such person becomes a Significant Subsidiary, an Additional Guarantor Supplement together with other related documents described in Section 6.2(c), (d) and (e) and, if at any time, the aggregate Total Assets directly owned by the Borrower plus the Total Assets directly owned by all Guarantors shall be less than 90% of the Consolidated Total Assets of the Borrower and its Subsidiaries, the Borrower shall cause one or more other Subsidiaries to execute and deliver an Additional Guarantor Supplement to the Administrative Agent as may be necessary to reach the 90% of Consolidated Total Assets threshold. The Borrower shall notify the Administrative Agent, within 10 days after the occurrence thereof, of any person’s becoming a Significant Subsidiary.

Section 7.16.    Change in the Nature of Business.  The Borrower shall not, nor shall it permit any Guarantor to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Guarantor would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 7.17.    Use of Loan Proceeds.  The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4 hereof.

Section 7.18.    No Restrictions.  Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 7.19    Net Worth.  The Borrower shall not permit or suffer Consolidated Net Worth of the Borrower and its Subsidiaries at any time from and including the Closing Date or at any time thereafter to be less than $450,000,000

Section 7.20.    Funded Debt to Adjusted Cash Flow.  The Borrower shall not permit or suffer the ratio of Consolidated Funded Debt of the Borrower and its Subsidiaries to Consolidated Adjusted Cash Flow of the Borrower and its Subsidiaries for the four most recently completed fiscal quarters of the Borrower to be more than 3.0 to 1.0 at any time.

SECTION 8.          EVENTS OF DEFAULT AND REMEDIES

Section 8.1.    Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)       default in the payment when due of all or any part of the principal of or interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation or of any fee or other Obligation payable hereunder or under any other Loan Document;

(b)      default in the observance or performance of any covenant set forth in Sections 7.7 (other than in respect of nonconsensual liens), 7.8, 7.9, 7.10, 7.11, 7.19 or 7.20 hereof;

(c)       default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any executive officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d)      any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)       any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)       default shall occur under any Indebtedness (other than Indebtedness hereunder or Indebtedness for operating leases incurred in the ordinary course of business) issued, assumed or guaranteed by the Borrower or any Guarantor aggregating in excess of $5,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)      any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Guarantor, or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance (subject to reasonable and customary deductibles) pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h)      the Borrower or any Guarantor, shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities attributable to the Borrower or any Guarantor in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Guarantor, any plan administrator or any combination of the foregoing or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Guarantor, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)       any Change of Control shall occur;

(j)       the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k) hereof; or

(k)      a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 8.2.    Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsection (j) or (k) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3.    Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 8.4.    Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.2, 8.2 or 8.3, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)       All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above and (ii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 8.5.    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 8.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 8.6.    Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all reasonable, out-of-pocket costs and expenses actually incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

SECTION 9.          CHANGE IN CIRCUMSTANCES.

Section 9.1.    Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 9.2.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)       the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)      the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 9.3.    Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)       shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii)      shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)       If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)       A certificate of a Lender claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 9.4.    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 9.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 9.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 9.5.    Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10.          THE ADMINISTRATIVE AGENT.

Section 10.1.    Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Harris Trust and Savings Bank as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 10.2.    Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 10.3.    Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.5. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 10.4.    Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5.    Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 6 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 10.6.    Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 10.7.    Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

Section 10.8.    L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 10, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

SECTION 11.          THE GUARANTEES.

Section 11.1.    The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof. In case of failure by the Borrower punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower.

Section 11.2.    Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)       any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)      any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c)       any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other Guarantor contained in any Loan Document;

(d)      the existence of any claim, set-off, or other rights which the Borrower or any other Guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e)       any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other guarantor, or any other Person or Property;

(f)       any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, regardless of what obligations of the Borrower remain unpaid;

(g)      any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents; or

(h)      any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Borrower under this Section 11.

Section 11.3.    Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4.    Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5.    Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower, another guarantor, or any other Person.

Section 11.6.    Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 11.7.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 11.8.    Benefit to Guarantors. All of the Guarantors are integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the business of the Borrower. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

Section 11.9.    Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 12.          MISCELLANEOUS.

Section 12.1.    Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)       U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c)       Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 12.2.    No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.3.    Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.4.    Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 12.5.    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6.    Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 9.3, and 12.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 12.7.    Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 12.8.    Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt except that any notice delivered pursuant to Section 8.2 hereof shall be sent only by certified or registered mail with return receipt requested. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Borrower to:

USFreightways Corporation
8550 West Bryn Mawr Avenue, Suite 700
Chicago, Illinois 60631
Attention:    Chief Financial Officer
Telephone:   (773) 824-2205
Telecopy:     (773) 824-2227

With a copy of notices of Defaults and Events of Default to:

Sachnoff & Weaver, Ltd.
30 South Wacker Drive, Suite 2900
Chicago, Illinois 60606
Attention:    William N. Weaver, Jr.
Telephone:   (312) 207-1000
Telecopy:     (312) 207-6400

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 12.9.    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 12.10.    Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 12.11.    Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other commercial banks or other financial institutions; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 9.3 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

Section 12.12.    Assignments. (a) Each Lender shall have the right at any time, with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld) and, so long as no Event of Default then exists, the Borrower (which consent of the Borrower shall not be unreasonably withheld) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Lender, together with an equivalent percentage of its obligation to make Loans and participate in Letters of Credit) to one or more commercial banks or other financial institutions, provided that, unless otherwise agreed to by the Administrative Agent, such assignment shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Lender’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless the assigning Lender is assigning all of its Commitments, outstanding Loans and interests in Letters of Credit Obligations, the assigning Lender shall retain at least $5,000,000 in unused Commitments, outstanding Loans and interests in Letters of Credit, (ii) the assignee Lender shall have Commitments, outstanding Loans and interests in Letters of Credit of at least $5,000,000, (iii) each such assignment shall be evidenced by a written agreement (substantially in the form attached hereto as Exhibit G or in such other form acceptable to the Administrative Agent) executed by such assigning Lender, such assignee Lender or Lenders, the Administrative Agent and, if required as provided above, the Borrower, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Lender and the portion of the Commitments of the assigning Lender to be assumed by the assignee Lender, and (iv) the assigning Lender shall pay to the Administrative Agent a processing fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by the Administrative Agent in connection with any such assignment agreement. Any such assignee shall become a Lender for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Lender shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment. The address for notices to such assignee Lender shall be as specified in the assignment agreement executed by it. Promptly upon the effectiveness of any such assignment agreement, the Borrower shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assignee Lender shall thereafter surrender to the Borrower its old Notes. The Borrower authorizes each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

(b)       Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 12.13.    Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i)       no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; and

(ii)      no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, change the definitions of Termination Date or Required Lenders, change the provisions of this Section 12.13, affect the number of Lenders required to take any action hereunder or under any other Loan Document, and, other than pursuant to the terms hereof, release any Guarantor.

Section 12.14.    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.15.    Costs and Expenses; Indemnification. The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 12.16.    Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 12.17.    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.18.    Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 12.19.    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 12.20.    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.21.    Construction. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 12.22.    Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 12.23.    Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 12.24.    Release of Guaranty. The Guaranty provided by a Guarantor will automatically be terminated if (i) a Subsidiary ceases to be a Subsidiary of the Borrower and (ii) the Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, certifying that, after the consummation of the transaction or series of transactions described in such certificate the Subsidiary identified in such certification will no longer be a Subsidiary of the Borrower, which certification shall also state that such transactions, individually or in the aggregate, will be in compliance with the terms and conditions of this Agreement, including to the extent applicable, the covenants contained in Section 7, and that no Event of Default existed, exists or will exist, as the case may be, immediately before, as a result of, or immediately after giving effect to the transaction or transactions and the termination.

[SIGNATURE PAGES TO FOLLOW]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

USFREIGHTWAYS CORPORATION
By

	Name:	Christopher L. Ellis
	Title:	Senior Vice President and Chief Financial Officer

USF BESTWAY INC.
USF DISTRIBUTION SERVICES INC.
USF DUGAN INC.
USF GLEN MOORE INC.
USF HOLLAND INC.
USF LOGISTICS INC.
USF LOGISTICS SERVICES INC.
USF PROCESSORS INC.
USF REDDAWAY INC.
USF RED STAR INC.

By

	Name:	Christopher L. Ellis
	Title:	Vice President

HARRIS TRUST AND SAVINGS BANK, in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent
By

Name

Title

Address: 111 West Monroe Street Chicago, Illinois 60603 Attention: David Mistic Telecopy: 312-293-5068 Telephone: 312-461-1402

SUNTRUST BANK
By

Name

Title

Address: 201 Fourth Avenue N 3rd Floor Nashville, Tennessee 37219 Attention: Bill Crawford Telecopy: 615-748-5269 Telephone: 615-748-4629

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH
By

Name:

Title:

Address: 227 West Monroe Street, Suite 2300 Chicago, Illinois 60606 Attention: Diane Tkach Telecopy: 312-696-4663 Telephone: 312-696-4535

LASALLE BANK NATIONAL ASSOCIATION
By

Name

Title

Address: 135 South LaSalle Street Chicago, Illinois 60603 Attention: David Thomas Telecopy: 312-904-2903 Telephone: 312-904-2506

U.S. BANK NATIONAL ASSOCIATION
By

Name

Title

Address: 777 East Wisconsin Avenue Milwaukee, Wisconsin 53201 Attention: Connie Sweeney Telecopy: 920-237-7993 Telephone: 920-237-7604

COMERICA BANK
By

Name

Title

Address: 500 Woodward Avenue MC 3269 Detroit, Michigan 48226 Attention: Felicia M. Maxwell Telecopy: 313-222-9516 Telephone: 313-222-5066

FIFTH THIRD BANK (CHICAGO), a Michigan banking corporation
By

Name

Title

Address: 1701 Golf Road MD GRLM7B Rolling Meadows, Illinois 60008 Attention: John H. Kemper Telecopy: 847-354-7130 Telephone: 847-354-7165 E-Mail: john.kemper@53.com

THE NORTHERN TRUST COMPANY
By

Name

Title

Address: 50 South LaSalle Street 2nd Floor Chicago, Illinois 60675 Attention: Carolyn D. Grant Telecopy: 312-444-7028 Telephone: 312-444-4173

PNC BANK NATIONAL ASSOCIATION
By

Name

Title

Address: 249 Fifth Avenue One PNC Plaza, 2nd Floor Pittsburgh, Pennsylvania 15222 Attention: Hana Deiter Telecopy: 312-762-6484 Telephone: 312-762-8865

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of October 24, 2002, among USFreightways Corporation, the Lenders party thereto, and Harris Trust and Savings Bank, as Administrative Agent (the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $_________. Your Percentage of the unpaid Reimbursement Obligation is $___________] or [______________________ has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $_______________. Your Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours,

as L/C Issuer

By

Name

Title

EXHIBIT B

NOTICE OF BORROWING

Date:____________, _____

To:      Harris Trust and Savings Bank, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of October 24, 2002 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among USFreightways Corporation, certain Lenders which are signatories thereto, and Harris Trust and Savings Bank, as Administrative Agent

Ladies and Gentlemen:

The undersigned, USFreightways Corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1.        The Business Day of the proposed Borrowing is ____________, ____.

2.        The aggregate amount of the proposed Borrowing is $_____________.

3.        The Borrowing is to be comprised of $___________ of [Base Rate] [Eurodollar] Loans.

[4.       The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)       the representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b)      no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

USFREIGHTWAYS CORPORATION
By

Name

Title

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date: __________, ____

To:     Harris Trust and Savings Bank, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of October 24, 2002 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among USFreightways Corporation, certain Lenders which are signatories thereto, and Harris Trust and Savings Bank, as Administrative Agent

Ladies and Gentlemen:

The undersigned, USFreightways Corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.        The conversion/continuation Date is ________, ____.

2.        The aggregate amount of the Loans to be [converted] [continued] is $_____________.

3.        The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4.        [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be _________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)       in the case of (i) a Borrowing of Loans that would increase the aggregate principal amount of Loans outstanding or (ii) the increase in or issuance of a Letter of Credit, the representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b)      in the case of (i) a Borrowing of Loans that would increase the aggregate principal amount of Loans outstanding or (ii) the increase in or issuance of a Letter of Credit, no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

USFREIGHTWAYS CORPORATION
By

Name

Title

S-2

EXHIBIT D-1

REVOLVING NOTE

U.S. $______________	________, ____

FOR VALUE RECEIVED, the undersigned, USFreightways Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of ______________ (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris Trust and Savings Bank, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of ________________ Dollars ($________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of October 24, 2002, among the Borrower, Harris Trust and Savings Bank, as Administrative Agent and the Lenders party thereto (as amended from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

USFREIGHTWAYS CORPORATION
By

Name

Title

EXHIBIT D-2

SWING NOTE

U.S. $______________	________, ____

FOR VALUE RECEIVED, the undersigned, USFreightways Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of ______________ (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris Trust and Savings Bank, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of ___________________ Dollars ($_________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of October 24, 2002, among the Borrower, the Guarantors party thereto, the Lenders party thereto, and Harris Trust and Savings Bank, as Administrative Agent for the Lenders (as amended from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

USFREIGHTWAYS CORPORATION
By

Name

Title

EXHIBIT E

_______________________________________________

COMPLIANCE CERTIFICATE

To:     Harris Trust and Savings Bank, as Administrative
Agent under, and the Lenders party to, the Credit
Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of October 24, 2002, among us (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED ON BEHALF OF THE BORROWER HEREBY CERTIFIES THAT:

1.         I am the duly elected ______________ of ________________________________________________;

2.         I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.         The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.         The financial statements required by Section 7.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete in all material respects as of the date and for the periods covered thereby; and

5.         The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct in all material respects and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of ____________ 20 ____.

USFREIGHTWAYS CORPORATION
By

Name

Title

SCHEDULE I
TO COMPLIANCE CERTIFICATE

____________________________________________________________

COMPLIANCE CALCULATIONS
FOR CREDIT AGREEMENT DATED AS OF __________

CALCULATIONS AS OF _____________, _______

NET WORTH (NW)		=	NET WORTH

FUNDED DEBT TO ADJUSTED CASH FLOW		=	FUNDED DEBT/ADJUSTED CASH FLOW

FUNDED DEBT		=	CURRENT DEBT

		=	LONG TERM DEBT
		=	FUTURE LEASE PAYMENTS
		=	OUTSTANDING L/CS
		=	OTHER (PER DEFINITION OF INDEBTEDNESS)

ADJUSTED CASH FLOW		=	NET INCOME
		=	INCOME TAX
		=	INTEREST CHARGES
		=	DEPRECIATION AND EQUIPMENT LEASES
		=	AMORTIZATION OF INTANGIBLES
		=	BUILDING AND OFFICE EQUIPMENT RENTS
		=	OTHER CHARGES (PER DEFINITON OF ADJUSTED CASH FLOW)

FUNDED DEBT/ADJUSTED CASH FLOW	______/___	=

EXHIBIT F

ADDITIONAL GUARANTOR SUPPLEMENT

_________________, ___

HARRIS TRUST AND SAVINGS BANK, as Administrative Agent for the Lenders named in the Credit Agreement dated as of October 24, 2002, among USFreightways Corporation, as Borrower, the Guarantors referred to therein, the Lenders from time to time party thereto, and the Administrative Agent (the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 7 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery o by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours, [NAME OF SUBSIDIARY GUARANTOR]
By

Name

Title

EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Dated _________________, _____

Reference is made to the Credit Agreement dated as of October 24, 2002 (the “Credit Agreement”) among USFreightways Corporation, the Lenders (as defined in the Credit Agreement) and Harris Trust and Savings Bank, as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

______________________________________________________________________ (the “Assignor”) and ____________________________ (the “Assignee”) agree as follows:

1.        The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ________% interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Percentage of any outstanding L/C Obligations.

2.        The Assignor (i) represents and warrants that as of the date hereof (A) its Commitment is $_______________, (B) the aggregate outstanding principal amount of Loans made by it under the Credit Agreement that have not been repaid is $___________ and a description of the interest rates and interest periods of such Loans is attached as Annex 1 hereto, and (C) the aggregate principal amount of Assignor’s Percentage of outstanding L/C Obligations is $___________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.        The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 7.5(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth beneath its name on the signature pages hereof.

4.        As consideration for the assignment and sale contemplated in Annex 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds an amount equal to $________________*. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5.        The effective date for this Assignment and Acceptance shall be ___________, (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the relevant Borrower.

6.        Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.        Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

______________

*         Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

[8.       In accordance with Section 12.12 of the Credit Agreement, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the relevant Borrower to execute and deliver to the Assignee the relevant Notes payable to the Assignee in the amount of its Commitments and new Notes to the Assignor in the amount of its Commitments after giving effect to this assignment.]*

9.        This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[Assignor Lender]
By

Name

Title

[Assignee Lender]
By

Name

Title

Lending office (and address for notices):

Accepted and consented this ____ day of _____________ USFREIGHTWAYS CORPORATION
By

Name

Title

Accepted and consented to by the Administrative Agent this _______ day of _________________ HARRIS TRUST AND SAVINGS BANK, as Administrative Agent
By

Name

Title

____________________________

*         Insert if Notes are to be requested.

ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

PRINCIPAL AMOUNT	TYPE OF LOAN	INTEREST RATE	MATURITY DATE

SCHEDULE 1

COMMITMENTS

NAME OF LENDER	COMMITMENT	SWING LINE COMMITMENT

Harris Trust and Savings Bank	$32,500,000	$10,000,000
SunTrust Bank	32,500,000
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	25,000,000
LaSalle Bank National Association	25,000,000
U.S. Bank National Association	25,000,000
Comerica Bank	15,000,000
Fifth Third Bank	15,000,000
The Northern Trust Company	15,000,000
PNC Bank National Association	15,000,000

Total	$200,000,000	$10,000,000

SCHEDULE 5.2

SUBSIDIARIES

NAME	JURISDICTION OF ORGANIZATION	PERCENTAGE OWNERSHIP	OWNER

USF Leasing Company	Delaware	100%	USFreightways Corporation
USF Sales Corporation	Delaware	100%	USFreightways Corporation
DCPIP Corporation	Delaware	100%	USFreightways Corporation
USF Properties New Jersey Inc.	Delaware	100%	USFreightways Corporation
USF Technology Services Inc.	Illinois	100%	USFreightways Corporation
USF Ventures Inc.	Delaware	100%	USFreightways Corporation
USF Distribution Services Inc.*	Illinois	100%	USFreightways Corporation
USF Bestway Inc.*	Arizona	100%	USFreightways Corporation
USF Bestway Leasing Inc.	Arizona	100%	USF Bestway Inc.
USF Dugan Inc.*	Kansas	100%	USFreightways Corporation
USF Glen Moore Inc.*	Pennsylvania	100%	USFreightways Corporation
DDE Investors, LLC	Pennsylvania	100%	USF Glen Moore Inc.
G.M.T. Services, Inc.	Pennsylvania	100%	USF Glen Moore Inc.
USF Holland Inc.*	Michigan	100%	USFreightways Corporation
USF Holland International Sales Inc.	Nova Scotia	100%	USF Holland Inc.
USF Aviation Services LLC	Michigan	100%	USF Holland Inc.
USF Intelco Inc.	Michigan	100%	USF Holland Inc.
USF Logistics Inc.*	Illinois	100%	USFreightways Corporation
USF Logistic Services Inc.*	Delaware	100%	USF Logistics Inc.
USF Logistics Inc. [Canada]	Ontario	100%	USF Logistics Inc.
USF Logistics Services Inc. [Canada]	Quebec	100%	USF Logistics Inc.
USF Processors Inc.*	Texas	100%	USFreightways Corporation
USF Processors Trading Inc.	Texas	100%	USF Processors Inc.
USF Processors Canada Inc.	Ontario	100%	USF Processors Inc.
USF Reddaway Inc.*	Oregon	100%	USFreightways Corporation
USF Red Star Inc.*	New York	100%	USFreightways Corporation

      *    indicates Significant Subsidiary

SCHEDULE 5.11

LITIGATION AND OTHER CONTROVERSIES

None.

SCHEDULES 5.17

COMPLIANCE WITH LAWS

None.

SCHEDULE 7.7

LIENS

None.